UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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AXIS CAPITAL HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

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[AXIS Letterhead]

Glass Lewis
255 California Street, Suite 1100
San Francisco, CA 94111
                                                                    April 19, 2023

Re: Response to Negative Recommendation from Glass Lewis

To: Glass Lewis Subscribers

We appreciate the opportunity to respond directly to the Glass Lewis proxy paper published on April 13, 2023 related to the 2023 Annual General Meeting of AXIS Capital Holdings Limited (the “Company”). The Company is writing to respond to Glass Lewis’ recommendation that shareholders vote “AGAINST” the advisory proposal on the compensation of our named executive officers (the “say on pay proposal”) and provide additional context regarding key compensation decisions.

Proposal 2: Say on Pay Proposal

Glass Lewis Concern:    CEO Equity Award in 2022

Glass Lewis cited the CEO’s $7.66 million equity award granted to Albert Benchimol in 2022, a substantial increase from the $5.19 million equity award granted to Albert Benchimol in 2021.

AXIS grants equity as part of total compensation for the most recent year completed. The award granted in January 2022 relates to the 2021 performance year. This January 2022 award was in recognition of the strong financial results and strategic accomplishments achieved by the Company in 2021, including a 15.4% increase in ROACE and a 24% increase in TSR.

In addition, Glass Lewis cites the CEO’s 2022 equity award amount as presented in the 2023 proxy statement Summary Compensation Table. The equity award amounts set forth in the summary compensation table reflect Monte Carlo valuations that estimate the current value of an award rather than the value at the time of grant ($6.75 million). As a result, the summary compensation table values our CEO’s 2022 equity grant at a significant premium above the grant date fair value and suggests that a larger equity award was granted.

Glass Lewis Concern:    CEO Equity Award in 2023

Glass Lewis cited the $5 million equity award granted to the CEO in 2023.

As discussed above, AXIS grants equity as part of total compensation for the most recent year completed. The award granted in January 2023 relates to the 2022 performance year. The CEO's 2022 performance year compensation was 20% lower than 2021. For performance year 2022, the Committee awarded the CEO an equity award of $5 million (value at the time of grant, in comparison to the target of $6.75 million). The Committee carefully considered, among other things, the Company’s strategic accomplishments in 2022 led by the CEO and the imperative for a successful CEO transition in 2023. Significant strategic accomplishments led by the CEO include delivering a higher quality portfolio with reduced volatility and delivering a more agile and efficient organization and are detailed in our 2023 proxy statement. At the same time, the Committee acknowledged that equity awards also have a forward-looking component and Mr. Benchimol will be departing the Company in 2023 as a result of the Board’s decision not to renew his employment agreement. The Committee believes the $5 million equity award (consisting of 60% PSUs and 40% RSUs) aligns with our pay for performance philosophy.

axiscapital.com

[AXIS Letterhead]

For a comparison of total CEO compensation on a performance year basis (reflecting equity at the time of grant), see the graph on page 38 of the 2023 proxy statement.

Glass Lewis Concern:    2023 PSU Performance Period

Glass Lewis cited the one-year performance period for PSUs granted to our CEO for 2023.

The one-year performance period mitigates significant adverse tax consequences under the U.S. Internal Revenue Code related to certain deferred compensation arrangements. In addition, the one-year performance period aligns with the period of time that Mr. Benchimol will remain at the Company. In approving the one-year performance period, the Committee balanced the desire to mitigate the unfavorable tax consequences and the benefit of aligning Mr. Benchimol with the interests of the Company and its shareholders during this period.

Glass Lewis Concern:    Pay and Performance

The Company believes that our compensation program has a strong pay for performance foundation that ensures that our executives are aligned with shareholders and the Company’s long-term goals.

The five-year average for our CEO bonus payouts has been only 72% of target (performance years 2018-2022). In addition, the Committee awarded the CEO below-target equity awards for three of the last five performance years (all of which were awarded 26%, or $1.75 million, below target). Over that same five-year time period, the CEO’s PSUs ultimately vested and paid out below target.

The Committee remains committed to ensuring pay and performance alignment.

***

We strongly encourage our shareholders to vote “FOR” the advisory vote on executive compensation in accordance with the recommendation of our Board of Directors.

Thank you for the opportunity to respond to the Glass Lewis proxy paper. We welcome engagement from our shareholders and Glass Lewis at any time.

Sincerely,

/s/ Conrad D. Brooks

Conrad D. Brooks | General Counsel
AXIS Capital Holdings Limited

axiscapital.com